                                                                     EXHIBIT 2.1





                       ACQUISITION AND EXCHANGE AGREEMENT

                           DATED AS OF AUGUST 15, 1996

                                  BY AND AMONG

                            JDA SOFTWARE GROUP, INC.

                                       AND

                               THE SHAREHOLDERS OF
                           JDA SOFTWARE SERVICES LTD.

                                TABLE OF CONTENTS


1.       Definitions.......................................................    1
         1.1      "Acquisition"............................................    1
         1.2      "Acquisition Consideration"..............................    1
         1.3      "Affiliate"..............................................    1
         1.4      "Business Day"...........................................    1
         1.5      "Buyer Common Stock".....................................    1
         1.6      "Buyer Schedule of Exceptions"...........................    2
         1.7      "Closing" and "Closing Date".............................    2
         1.8      "Closing Holdback".......................................    2
         1.9      "Closing Time" ..........................................    2
         1.10     "Commission".............................................    2
         1.11     "Confidential Information"...............................    2
         1.12     "Escrow Agent"...........................................    2
         1.13     "Escrow Agreement" ......................................    2
         1.14     "JDA Canada".............................................    2
         1.15     "JDA Canada Schedule of Exceptions"......................    2
         1.16     "JDA Canada Products"....................................    2
         1.17     "JDA Canada Stock".......................................    2
         1.18     "Exchange Act"...........................................    3
         1.19     "Restricted Period"......................................    3
         1.20     "Securities".............................................    3
         1.21     "Securities Act".........................................    3
         1.22     "Transaction Documents"..................................    3

2.       Acquisition and Exchange..........................................    3
         2.1      Acquisition and Aggregate Purchase Price.................    3
         2.2      Exchange Ratio...........................................    3
         2.3      The Closing..............................................    3
         2.4      Specific Performance.  ..................................    4
         2.5      Closing Holdback. .......................................    4

3.       Representations and Warranties of Sellers.........................    4
         3.2      Capitalization...........................................    4
         3.3      Power, Authority and Validity............................    5
         3.4      Financial Statements.....................................    5
         3.5      Tax Matters..............................................    6
         3.6      Absence of Certain Changes or Events.....................    7
         3.7      Title and Related Matters................................    8
         3.8      Patents, Trademarks, etc.................................    9
         3.9      Bank Accounts............................................    9
         3.10     Contracts................................................    9
         3.11     Orders, Commitments and Returns..........................   11

         3.12     Compliance With Other Instruments and Laws...............   11
         3.13     Labor Difficulties; No Discrimination....................   11
         3.14     Trade Regulation.........................................   12
         3.15     Insider Transactions.....................................   13
         3.16     Employees, Independent Contractors and Consultants.......   13
         3.17     Insurance................................................   13
         3.18     Litigation...............................................   13
         3.19     Governmental Authorizations and Regulations..............   13
         3.20     Subsidiaries.............................................   13
         3.21     Compliance with Environmental Requirements...............   13
         3.22     Corporate Documents......................................   14
         3.23     No Brokers...............................................   14
         3.24     Regulation S.............................................   14
         3.25     Employee Confidentiality Agreements......................   16

4.       Representations and Warranties of Buyer...........................   16
         4.1      Organization and Good Standing...........................   16
         4.2      SEC Documents............................................   16
         4.3      Power, Authorization and Validity........................   17
         4.4      No Material Adverse Changes..............................   17
         4.5      Buyer Common Stock.......................................   17

5.       Buyer's Conditions to Closing.....................................   18
         5.1      Representations and Warranties Correct...................   18
         5.2      Board Approval...........................................   18
         5.3      Covenants Not To Compete.................................   18
         5.4      Closing..................................................   18
         5.5      Dividends and Bonuses....................................   18
         5.6      Opinion..................................................   18
         5.7      Canadian Law.............................................   18
         5.8      Due Diligence............................................   18
         5.9      Securities Laws..........................................   18
         5.10     Covenants................................................   18
         5.11     Access to Information....................................   18

6.       Sellers' Conditions to Closing....................................   19
         6.1      Representations and Warranties Correct...................   19
         6.2      Closing..................................................   19
         6.3      Securities Laws..........................................   19
         6.4      Covenants.  .............................................   19

7.       Mutual Covenants..................................................   19
         7.1      Confidentiality..........................................   19
         7.2      No Public Announcement...................................   20
         7.3      Further Assurances.......................................   20

8.       Agreement to Indemnify............................................   20
         8.1      Sellers' Indemnity.......................................   20
         8.2      Procedures Regarding Indemnity Party Claims..............   21
         8.3      Limitation on Claims.....................................   22
         8.4      Closing Holdback. .......................................   22
         8.5      Limitation of Remedies. .................................   23

9.       Covenant of Sellers...............................................   23

10.      Miscellaneous.....................................................   24
         10.1     Governing Law............................................   24
         10.2     Legend.  ................................................   24
         10.3     Binding upon Successors..................................   24
         10.4     Severability.............................................   25
         10.5     Entire Agreement.........................................   25
         10.6     Counterparts.............................................   25
         10.7     Expenses.................................................   25
         10.8     Amendment and Waivers....................................   25
         10.9     Survival of Agreements...................................   25
         10.10    No Waiver................................................   26
         10.11    Notices..................................................   26
         10.12    Time.....................................................   26
         10.13    Construction of Agreement................................   26
         10.14    No Joint Venture.........................................   26
         10.15    Pronouns.................................................   27
         10.16    Absence of Third Party Beneficiary Rights................   27

EXHIBIT A
LIST OF SELLERS............................................................   30

EXHIBIT B
JDA CANADA SCHEDULE OF EXCEPTIONS

EXHIBIT C
BUYER SCHEDULE OF EXCEPTIONS

EXHIBIT D
CONSULTING AGREEMENT

EXHIBIT E
ESCROW AGREEMENT

                       ACQUISITION AND EXCHANGE AGREEMENT


         THIS ACQUISITION AND EXCHANGE AGREEMENT (the "Agreement") is entered into as of August 15, 1996, by and among JDA Software Group, Inc., a Delaware corporation ("Buyer"), and each of the persons whose names are set out in EXHIBIT A attached hereto (individually a "Shareholder" or collectively "Shareholders", and also referred to as "Seller" or "Sellers") being the holders of all the issued and outstanding stock of JDA Software Services Ltd., a corporation amalgamated under the laws of Canada ("JDA Canada" or "Company").

                                    RECITALS

         A. The Shareholders are the owners of all of the outstanding equity securities of JDA Canada (the "JDA Canada Stock").

         B. Buyer wishes to acquire JDA Canada (the "Acquisition") by acquiring all of the JDA Canada Stock in exchange for Common Stock of Buyer (the "Buyer Common Stock") pursuant to the terms of this Agreement, and each of the Shareholders wishes to sell all the JDA Canada Stock he or she will hold at Closing to Buyer pursuant to the terms of this Agreement.

         C. Following the Acquisition, JDA Canada will be a wholly owned subsidiary of Buyer and each of the Shareholders will be a shareholder of Buyer.

         D. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Acquisition.

                                    AGREEMENT

         NOW, THEREFORE, in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

         1. Definitions.

                  1.1 "Acquisition" shall have the meaning set forth in the Recitals.

                  1.2 "Acquisition Consideration" shall have the meaning set forth in Section 2.1.

                  1.3 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

                  1.4 "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in both the Province of Alberta, Canada and the State of Arizona, U.S.A.

                  1.5 "Buyer Common Stock" shall have the meaning set forth in the Recitals.

                  1.6 "Buyer Schedule of Exceptions" means the schedule of exceptions referred to in Section (Representations and Warranties of Buyer).

                  1.7 "Closing" and "Closing Date" shall have the meanings set forth in Section ("The Closing").

                  1.8 "Closing Holdback" shall mean an aggregate of 14,393 shares of Buyer Common Stock, which number of shares shall be equal to ten percent (10%) of the Acquisition Consideration and which shall be deposited with the Escrow Agent by Buyer on the Closing Date pursuant to Section 2.5 and administered and disbursed by the Escrow Agent as provided in the Escrow Agreement.

                  1.9 "Closing Time" shall have the meaning set forth in Section ("The Closing").

                  1.10 "Commission" shall mean the United States Securities and Exchange Commission.

                  1.11 "Confidential Information" shall mean any information not in the public domain and relating to JDA Canada or Buyer or to a party to this Agreement ("Disclosing Party") and which is disclosed to another party to this Agreement ("Receiving Party") and shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

                  1.12 "Escrow Agent" shall mean Chicago Title Company, a California corporation.

                  1.13 "Escrow Agreement" shall mean the Escrow Agreement by and among the Escrow Agent, Sellers and Buyer in the form attached hereto as Exhibit E.

                  1.14 "JDA Canada" shall mean JDA Software Services Ltd., a corporation amalgamated under the laws of the Canada, whose registered office is at 4500, 855-2nd Street S.W., Calgary, Alberta, Canada T2P 4K7.

                  1.15 "JDA Canada Schedule of Exceptions" means the schedule of exceptions referred to in Section ("Representations and Warranties of Sellers").

                  1.16 "JDA Canada Products" shall mean all versions and implementations of any product which has been or is being manufactured, sold, distributed or marketed by JDA Canada or currently is under development, and all patents and patent applications, if any, design rights, trade secrets, copyrights, trademarks, trade names and other proprietary rights related thereto.

                  1.17 "JDA Canada Stock" shall have the meaning set forth in the Recitals.

                  1.18 "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

                  1.19 "Restricted Period" shall mean that period of time beginning upon the Closing Date and ending forty (40) days following the Closing Date.

                  1.20 "Securities" shall mean the JDA Canada Stock comprising all issued and outstanding Class A Common Shares, Class B Common Shares, Class C Common Shares and Class A Preferred Shares of JDA Canada.

                  1.21 "Securities Act" shall mean the United States Securities Act of 1933, as amended.

                  1.22 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder.

         2. Acquisition and Exchange.

                  2.1 Acquisition and Aggregate Purchase Price.

                           (a) Upon the terms and subject to the conditions of
this Agreement, at the Closing each of the Shareholders shall sell, transfer and assign, as a beneficial owner or otherwise, as set forth in EXHIBIT A attached hereto, the number and class of shares of JDA Canada Stock set out opposite each Shareholder's name in columns (C), (D), (E) and (F) of EXHIBIT A (which number of shares shall be all of the securities of JDA Canada beneficially owned by each such Shareholder).

                           (b) Buyer shall not be obligated to complete the
purchase of any of the JDA Canada Stock hereunder unless the sale of all of the JDA Canada Stock is completed simultaneously.

                           (c) The JDA Canada Stock shall be sold with the
benefit of all rights which are attached thereto at the Closing Time.

                           (d) The aggregate consideration for the purchase of
the JDA Canada Stock by Buyer shall consist of 143,926 shares of Buyer Common Stock which shall, subject to the Closing Holdback described in Section 2.5 below, be issued and paid to the Sellers at the Closing. (The aggregate number of shares of Buyer Common Stock issued or issuable to the Shareholders pursuant hereto shall also be referred to as the "Acquisition Consideration").

                  2.2 Exchange Ratio. Upon the Closing, Buyer shall deliver to each Shareholder such number of fully paid and nonassessable shares of Buyer Common Stock as are set forth in column (G) of Exhibit A opposite each such Shareholder's respective name.

                  2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bennett Jones Verchere, 4500 Bankers Hill East, 855 2nd Street S.W., Calgary, Alberta T2P 4K7 at 1:30 p.m. (Calgary time) on August 15, 1996, or such other time and place upon which the Buyer and Sellers shall agree. The date of the Closing is hereinafter referred to as the "Closing Date."

                  2.4 Specific Performance. In the event that any party fails to comply in all respects with its obligations under this Agreement, such party hereby agrees and acknowledges that indemnification and damages will not be an adequate remedy for any such breach and, accordingly, in the event that there is any breach by a party of its obligations under this Agreement, any other party shall be entitled to apply to the appropriate courts for an order for specific performance and the breaching party shall not be entitled to and shall not oppose any such action in such circumstances.

                  2.5 Closing Holdback. On the Closing Date, Buyer shall deliver the Closing Holdback to the Escrow Agent, as escrow agent for the benefit of Sellers and Buyer. The Closing Holdback shall be administered and disbursed by the Escrow Agent as provided in the Escrow Agreement.

         3. Representations and Warranties of Sellers. Except as otherwise set forth in the schedule of exceptions ("JDA Canada Schedule of Exceptions"), attached hereto as EXHIBIT B, Douglas G. Marlin, Elaine Marlin and the Marlin Family Trust (collectively, the "Marlin Group") jointly and severally represent and warrant, and the other Sellers severally represent and warrant, to Buyer at the date hereof as set forth below (the "Warranties"). No fact or circumstance disclosed to Buyer shall constitute an exception to these representations and warranties unless such fact or circumstance is fairly disclosed in the JDA Canada Schedule of Exceptions. In this Section , whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights and under general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or in law).

                  3.1 Organization. JDA Canada is a corporation duly amalgamated under the laws of Canada and has the right, power and authority to carry on its business as it is now being conducted. The JDA Canada Schedule of Exceptions contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities owned or occupied by JDA Canada.

                  3.2 Capitalization.

                           (a) The authorized capital of JDA Canada consists of:
an unlimited number of Class A Common Shares, one thousand (1,000) of which are issued and outstanding; one (1) Class B Common Share, which is issued and outstanding; one (1) Class C Common Share, which is issued and outstanding; an unlimited number of Class A Preferred Shares, one hundred and seventy thousand (170,000) of which are issued and outstanding; and fifteen thousand (15,000) Preferred Shares with a non-cumulative dividend of 10%, none of which are issued and outstanding.

                           (b) All of the outstanding JDA Canada Stock has been
duly authorized and validly issued, is fully paid and nonassessable, and when sold by JDA Canada was issued in compliance with all applicable laws and regulations concerning the issuance of securities. None of the outstanding shares was issued in consideration in whole or in part for any contribution, transfer or assignment of the JDA Canada Products or any proprietary rights incorporated therein or otherwise related thereto. JDA Canada does not have any other shares of its capital stock issued or outstanding and there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of JDA Canada.

                  3.3 Power, Authority and Validity.

                           (a) None of the Sellers nor JDA Canada is subject to
or obligated under any charter, article of incorporation, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with the execution and carrying out of this Agreement and the transactions contemplated hereunder and under the Transaction Documents. No consent of any person who is a party to a contract, nor consent of any governmental authority, is required to be obtained on the part of JDA Canada or any Seller to permit the transactions contemplated herein and continue the business activities of JDA Canada, except for those consents already obtained by JDA Canada.

                           (b) Each Seller is, and will at Closing be, the
lawful owner and registered holder of the number of shares of JDA Canada Stock listed opposite the name of such Seller in EXHIBIT A, free and clear of all liens, encumbrances, restrictions and claims of every kind. Each Seller has, and will at Closing have, full and legal right, power, authority and capacity to sell, assign, transfer and convey the shares of JDA Canada Stock so owned by the Seller pursuant to this Agreement and the delivery to Buyer of such JDA Canada Stock held by the Seller pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

                           (c) Each Seller has full and legal right, power,
authority and capacity to execute and deliver this Agreement and the Transaction Documents (to the extent any such Seller is required by the terms and conditions hereof to execute and deliver any such Transaction Document) and to carry out the sale of the JDA Canada Stock held by the Seller and carry out the other transactions contemplated hereby without the need to obtain the consent or approval of any other party, except for those consents and approvals already obtained by each Seller. Following the execution of this Agreement, this Agreement and each of the Transaction Documents (to the extent any such Seller is required by the terms and conditions hereof to execute and deliver any such Transaction Document) will constitute the legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with its terms.

                           (d) the Sellers own one hundred percent (100%) of the
outstanding stock of JDA Canada and, pursuant to the Acquisition, Sellers shall convey valid title to such stock to Buyer free and clear of any liens, claims or encumbrances.

                  3.4 Financial Statements.

                           (a) The Company has delivered to Buyer at or prior to
the Closing the Company's audited financial statements for the fiscal year ended November 30, 1995 ("JDA

Canada Reviewed Financials") and unaudited financial statements for the fiscal year ended November 30, 1994 and the period ended June 30, 1996 ("JDA Canada Unaudited Financials") (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with the then applicable law and standards, principles and practices (Canadian GAAP) applied on a basis consistent with prior accounting periods except as noted therein. The Financial Statements present fairly (subject, in the case of the unaudited financial statements for the period ended June 30, 1996, to normal year-end audit adjustments) the financial condition and operating results of the Company as of the dates and during the periods indicated therein. Except to the extent reflected or reserved against or disclosed in the Financial Statements, the Company as of the date of the Financial Statements had no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which, in accordance with Canadian GAAP, should have been reflected or reserved against or disclosed.

                           (b) No part of any debt or other amount shown or
reflected in the JDA Canada Financial Statements as being due to JDA Canada has been written off, written down, waived or released for an amount less than the book value thereof for the purposes of the JDA Canada Financial Statements, except as reflected in the JDA Canada Financial Statements.

                           (c) Since June 30, 1996, JDA Canada's business has
not been materially affected by the loss of any customer, or of any source of supply or by the cancellation or loss of any order or contract nor, so far as the Sellers are aware, are there any circumstances likely to lead thereto.

                  3.5 Tax Matters.

                           (a) JDA Canada has filed all tax returns required to
be filed by it. All such returns were prepared and filed in the manner required by applicable law. All income, corporation or other taxes, as well as any Canada Pension Plan or Unemployment Insurance contributions or premiums ("Taxation"), due from JDA Canada have been paid. There are no pending assessments, or claims for additional taxes that have not been paid. The provisions for Taxation, if any, reflected on the JDA Canada Financial Statements, so far as Sellers are aware, are adequate and there are no tax liens on any property or assets of JDA Canada. Since incorporation of the Company there have been no audits or examinations of any tax returns by any applicable governmental agency which are ongoing. No state of facts exists which would constitute grounds for the assessment of any penalty or of any further Taxation liability beyond that shown on the tax returns that have been filed, except as indicated in the Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return for any period.

                           (b) All taxes which JDA Canada has been required to
collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

                           (c) JDA Canada is not a party to any tax-sharing
agreement or similar arrangement with any other party.

                           (d) JDA Canada is not currently under any
contractual, or legal obligation to pay any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

                  3.6 Absence of Certain Changes or Events. Since June 30, 1996, JDA Canada has not:

                           (a) suffered any material adverse change in its
financial condition or in the operations of its business or suffered any inadequacy of working capital;

                           (b) suffered any damage, destruction or loss, whether
covered by insurance or not, materially and adversely affecting its properties or business;

                           (c) granted or agreed to make any increase in the
compensation or benefits payable or to become payable by JDA Canada to its officers or employees, except those occurring in the ordinary course of business;

                           (d) declared, or paid any dividend or made any other
distribution on or in respect of its shares or redeemed or purchased any of such shares;

                           (e) issued any shares or any warrants, rights,
options or entered into any commitment relating to the shares of JDA Canada;

                           (f) made any change in the accounting methods or
practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

                           (g) sold, leased or otherwise disposed of any real
property or any material machinery, equipment or other operating property other than in the ordinary course of business;

                           (h) sold, assigned, transferred, licensed or
otherwise disposed of any patent, trademark, trade name, brand name, copyright, design right (or pending application for any patent, trademark, design right or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

                           (i) engaged in any material activity or entered into
any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

                           (j) incurred any material liabilities except in the
ordinary course of business which would be required to be disclosed or reflected, by way of reserves or otherwise, in financial statements prepared in accordance with Canadian GAAP;

                           (k) charged or otherwise encumbered any of its
property or assets;

                           (l) made any capital expenditure or commitment for
additions to property, plant or equipment individually in excess of Twenty Thousand Dollars ($20,000) (Cdn), or, in the aggregate, in excess of Fifty Thousand Dollars ($50,000) (Cdn);

                           (m) paid, loaned or advanced any amount to, or sold,
transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates, officers, directors or shareholder or any Affiliate or associate of any of the foregoing, except in the ordinary course of business, salaries, commissions, and expense reimbursements; provided, however that no such expense reimbursement exceeded Two Thousand Dollars ($2,000) (Cdn) in any individual case or, in the aggregate, Fifteen Thousand Dollars ($15,000) (Cdn);

                           (n) agreed to take any action described in this
Section or outside of its ordinary course of business which so far as Sellers are aware would constitute a breach of any of the Warranties;

                           (o) No order has been made nor has any resolution
been passed for the winding up of JDA Canada and nor is there outstanding any petition for the administration or the winding up of JDA Canada or any receivership of the whole or any part of the undertaking or assets of JDA Canada. There are no circumstances which would entitle any person to present a petition for the administration or the winding up of JDA Canada or to appoint a receiver or administrator of the whole or any part of its undertaking or assets. JDA Canada is not insolvent and has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors.

                  3.7 Title and Related Matters.

                           (a) Other than in relation to leased assets each
material asset included in the JDA Canada Unaudited Financials and each material asset acquired by the Company since that date:

                                    (i) is legally and beneficially owned by JDA
Canada free from any charges or encumbrances; and

                                    (ii) is, where capable of possession, in the
possession or under the control of JDA Canada.

                           (b) All material real or personal property leases to
which JDA Canada is a party are valid, binding, enforceable and effective in accordance with their respective terms. So far as Sellers are aware, there is not under any of such leases any existing material default of JDA Canada, any material default of the other parties to such leases or any other event of default or event which, with notice or lapse of time or both, would constitute a material default.


                           (c) The JDA Canada Schedule of Exceptions lists all
real property leased or owned by JDA Canada. True and correct copies of all of JDA Canada's leases have been provided to Buyer or its representatives.

                  3.8 Patents, Trademarks, etc. The JDA Canada Schedule of Exceptions correctly sets forth a list and summary description of all patents, copyright registrations and applications, trademark registrations and applications, trade names or commercial names, service marks or service names, computer software programs, inventions, designs, know-how and other technical data presently owned, licensed, possessed, used or held by JDA Canada. All of such patents, copyrights, trademarks, trade names, service marks and service names are valid and in full force and effect, and no claim has been made that the conduct of the business of JDA Canada infringes any patent, patent right, copyright, computer software right, trademark, trade secret, trade right, trade name or commercial name, service mark or service name, registered or unregistered. Copyright notices have been placed on all copies of JDA Canada's software programs which have been distributed to the public. JDA Canada has not agreed to indemnify any person for or against any infringement of any patent, trademark, computer program, or copyright.

                  3.9 Bank Accounts. The JDA Canada Schedule of Exceptions sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which JDA Canada maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. No overdraft or other financial facilities available to or drawn by JDA Canada are or will at the Closing be secured by, or dependent on, any guarantee or security provided by any Seller or any other third party, nor is there anything known to the Sellers (not having made any specific enquiry) which would suggest that any financial facility available to JDA Canada is likely to be withdrawn or its terms adversely affected, whether as a result of the Closing of this Agreement or otherwise.

                  3.10 Contracts.

                           (a) JDA Canada has no agreements, contracts or
commitments that provide for the sale, licensing or distribution by JDA Canada of any of its products, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business.


                           (b) JDA Canada has no agreements, contracts or
commitments that call for fixed and/or contingent payments or expenditures by or to JDA Canada of more than $10,000 (Cdn). True and correct copies of each document or instrument set forth in the JDA Canada Schedule of Exceptions pursuant to this Section 3.10(b) have been made available to Buyer or its representatives.

                           (c) JDA Canada has no purchase agreement, contract or
commitment that calls for fixed and/or contingent payments by JDA Canada that are in excess of the normal, ordinary and usual requirements of JDA Canada's business.

                           (d) There is no outstanding sales contract,
commitment or proposal (including, without limitation, porting and development projects) of JDA Canada that is currently expected to result in any material loss to JDA Canada (before allocation of overhead and administrative costs) upon completion or performance thereof.

                           (e) Subject to compliance with applicable statutory
provisions or other legislation, JDA Canada has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, dealers or other contractors that are not terminable by JDA Canada at its option on notice of not longer than thirty (30) days and without liability, penalty or premium.

                           (f) JDA Canada is not a party to any collective
bargaining or other agreements, contracts, arrangements or commitments with any trade union or employees' organization.

                           (g) JDA Canada is not restricted by agreement from
competing with any person or from carrying on its business anywhere in the world, except for any outstanding agreements between JDA Canada and Buyer.

                           (h) JDA Canada is under no liability or obligation,
and no such outstanding claim has been threatened or made, with respect to the return to JDA Canada of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed $5,000
(Cdn).

                           (i) JDA Canada has not guaranteed any obligations of
other persons or made any agreements to acquire or guarantee any obligations of other persons.

                           (j) JDA Canada has no outstanding loan or advance to
any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by JDA Canada of any sum not reflected in the JDA Canada Financial Statements.

                           (k) All material contracts, agreements and
instruments to which JDA Canada is a party are valid, binding, in full force and effect and enforceable by JDA Canada in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. No party to any such material contract, agreement or instrument has communicated to JDA Canada its intention to cancel, withdraw, modify or amend such contract, agreement or arrangement.

                           (l) The JDA Canada Schedule of Exceptions lists all
material agreements pursuant to which JDA Canada has agreed to manufacture for or supply to any third party any JDA Canada Products or components thereto. True and correct copies of each document or instrument listed on the JDA Canada Schedule of Exceptions pursuant to this Section have been attached thereto or have been provided to Buyer or its representatives. The JDA Canada Schedule of Exceptions also lists each person who manufactures for or supplies to JDA Canada any material product or component included in the JDA Canada Products or is the sole source for any product or component included in the JDA Canada Products.

                           (m) JDA Canada is not in default under or in breach
or violation of, nor, as far as Sellers are aware, is there any valid basis for any claim of default by JDA Canada under, or such breach or violation by JDA Canada of, any contract, commitment or restriction to which JDA Canada is a party in all such cases where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of JDA Canada. So far as Sellers are aware, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which JDA Canada is bound in all such cases where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of JDA Canada.

                           (n) All agreements, contracts and commitments (the
"Material Contracts") listed or described in the JDA Canada Schedule of Exceptions pursuant to this Section do not contain provisions which would require consent of third parties to the Acquisition or which would give a contractual or legal right to alter the current terms thereof as a result of the Acquisition.

                           (o) JDA Canada has no agreements, contracts or
commitments that restrict its ability to sell, license or market its products, or to otherwise carry on its business as such business is now currently conducted, in any way, including, but not limited to, with respect to specific industries, geographic areas, or customers or potential customers.

                  3.11 Orders, Commitments and Returns. All accepted and unfilled orders entered into by JDA Canada for the sale or license of any JDA Canada Products, and all agreements, contracts, or commitments for the purchase of supplies by JDA Canada, were made in the ordinary course of business. No outstanding purchase or outstanding lease commitment of JDA Canada is in excess of the normal, ordinary and usual requirements of its business.

                  3.12 Compliance With Other Instruments and Laws. JDA Canada is
(a) not in violation of any provisions of its Certificate and Articles of Amalgamation or its Bylaws as currently in effect or in effect at the Closing and (b) so far as Sellers are aware, is in compliance with all applicable laws and regulations in all material respects (meaning, for the purposes of this paragraph 3.12, there has been no non-compliance the consequences of which would have a material adverse effect on the operations, assets or financial condition of JDA Canada). So far as Sellers are aware, neither JDA Canada nor any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States, Canada, or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. JDA Canada has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. JDA Canada has complied at all times with any and all applicable laws and regulations including, without limitation, those relating to the importation or exportation of its products.

                  3.13 Labor Difficulties; No Discrimination.

                           (a) So far as Sellers are aware, JDA Canada is not in
material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

                           (b) There is no strike, labor dispute, slowdown, or
stoppage actually pending or threatened against JDA Canada.

                           (c) JDA Canada has not experienced any labor disputes
or industrial action.

                           (d) There is, and since 1988 there has been no, claim
against JDA Canada based on actual or alleged race, age, sex, disability, harassment or discrimination, or similar tortious conduct, nor, so far as Sellers are aware, is there any basis for any such claim.

                           (e) There is no unfunded prior service cost with
respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by JDA Canada.

                           (f) No circumstances have arisen under which JDA
Canada is likely to be required to pay damages for wrongful dismissal, to make any statutory redundancy payment or any payment in respect of unfair dismissal, to make any other payment or to reinstate or re-engage any former employees. There are no pending or threatened claims of any type against JDA Canada by any existing or former employees.

                           (g) The JDA Canada Schedule of Exceptions contains
details of:

                                    (i) the total number of JDA Canada's
employees (including any such on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with JDA Canada);

                                    (ii) the name, date of start of employment,
period of continuous employment (if different), salary and other benefits of each such employee; and

                                    (iii) the terms of the contract of each
director, other officer and employee of JDA Canada.

                           (h) JDA Canada does not have and is not proposing to
introduce a share incentive, option, profit sharing, bonus or other incentive scheme for or any unfunded obligations accruing for the benefit of any of its directors, other officers or employees.

                  3.14 Trade Regulation. So far as Sellers are aware, all of the prices charged by JDA Canada in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against JDA Canada with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, so far as Sellers are aware, there are no specific facts likely to provide any basis for any such claim.

                  3.15 Insider Transactions. No Affiliate of JDA Canada has any interest in (i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of JDA Canada, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of JDA Canada; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

                  3.16 Employees, Independent Contractors and Consultants. The JDA Canada Schedule of Exceptions lists and describes all agreements concluded with independent contractors or consultants to which JDA Canada is a party relating to JDA Canada Products. True and correct copies of all such written agreements have been provided to Buyer or its representatives.

                  3.17 Insurance. The JDA Canada Schedule of Exceptions contains a list of the principal policies of fire, liability and other forms of insurance held by JDA Canada. JDA Canada has complied with all recommendations and notices made in respect of the maintenance of such policies. JDA Canada has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

                  3.18 Litigation. There are no existing suits, actions or proceedings or, any pending or threatened against or affecting JDA Canada or which questions or challenges the validity of this Agreement or the Transaction Documents nor, to Sellers' knowledge, is there any basis for the foregoing. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against JDA Canada.

                  3.19 Governmental Authorizations and Regulations. All licenses, franchises, permits and other governmental authorizations held by JDA Canada and material to its business are valid and sufficient for the business presently carried on by JDA Canada.

                  3.20 Subsidiaries. JDA Canada currently has no subsidiaries. JDA Canada currently does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and currently does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, and JDA Canada currently does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization.

                  3.21 Compliance with Environmental Requirements. JDA Canada has obtained all material permits, licenses and other authorizations which are required to be obtained by it under applicable laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. JDA Canada is in material compliance with all terms and conditions of such permits, licenses and authorizations. JDA Canada is not aware of, nor has JDA Canada received notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to JDA Canada, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

                  3.22 Corporate Documents. JDA Canada has furnished to Buyer for its examination: (i) copies of its Certificate and Articles of Amalgamation and its Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all material permits, orders, and consents issued by any regulatory agency with respect to JDA Canada, or any securities of JDA Canada, and all applications for such permits, orders, and consents; and (iv) the stock ledger of JDA Canada setting forth, inter alia, all transfers of its shares since incorporation. All such books and registers and other corporate records of JDA Canada are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

                  3.23 No Brokers. Neither JDA Canada nor any Shareholder is obligated for the payment of fees, commissions or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                  3.24 Regulation S.

                           (a) The Buyer Common Stock will be acquired for each
Shareholder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof.

                           (b) Each Shareholder is not a "U.S. Person" as that
term is defined in Rule 901 of Regulation S including but not limited to: (i) a natural person resident in the United States (which term includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia); (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) the estate of which any executor or administrator is a U.S. Person; or (iv) any trust of which any trustee is a U.S. Person.

                           (c) Each Shareholder understands that the Buyer
Common Stock has not been registered under the Securities Act and is being issued in reliance upon a "safe harbor" transaction from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation S, that Buyer has no present intention of registering the Buyer Common Stock, and that each Shareholder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

                           (d) Each Shareholder has satisfied itself as to the
full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Buyer Common Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Buyer Common Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Buyer Common Stock. Each Shareholder's subscription and payment for, and its continued beneficial ownership of the Buyer Common Stock, will not violate any applicable securities or other laws of its jurisdiction.

                           (e) Each Shareholder was outside of the United States
at the time the buy order for the Buyer Common Stock was originated and no offer to purchase the Buyer Common Stock was made in the United States.

                           (f) All subsequent offers and sales of the Buyer
Common Stock will be made outside of the United States in compliance with Regulation S, pursuant to registration of the Buyer Common Stock under the Securities Act or pursuant to an exemption from such registration. In any event, each Shareholder will not resell the Buyer Common Stock to U.S. Persons or within the United States within the Restricted Period.

                           (g) During the negotiation of the transactions
contemplated herein, each Shareholder and its representatives (i) have been offered access to all publicly available reports, proxy statements and other information concerning Buyer filed by Buyer with the Securities and Exchange Commission, (ii) have been afforded sufficient access to other information concerning Buyer to which a reasonable investor would attach significance in making investment decisions and (iii) have been afforded an opportunity to ask questions, and receive answers from knowledgeable persons concerning Buyer's business, operations, financial condition, assets, liabilities and other matters to the extent relevant to a reasonable investor, in order to evaluate the merits and risks of the prospective investment contemplated herein.

                           (h) Each Shareholder and its representatives have
been solely responsible for each Shareholder's own "due diligence" investigation of Buyer and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, each Shareholder has acted solely in its own interest.

                           (i) Each Shareholder has such knowledge and
experience in financial and business matters so that it is capable of evaluating the risks and merits of purchasing the Buyer Common Stock and protecting its interests therewith. Each Shareholder is able to bear the economic risk of the purchase of the Buyer Common Stock pursuant to the terms of this Agreement, including a complete loss of each Shareholder's investment in the Buyer Common Stock.

                           (j) Each Shareholder has the full right, power and
authority to enter into and perform each Shareholder's obligations under this Agreement, and this Agreement constitutes a valid and binding obligation of each Shareholder enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors rights and rules or laws concerning equitable remedies.

                           (k) No consent, approval or authorization of or
designation, declaration or filing with any governmental authority on the part of any Shareholder is required in connection with the valid execution and delivery of this Agreement.

                           (l) Each Shareholder hereby acknowledges and agrees
that the offer and sale of the Buyer Common Stock is intended to comply with Regulation S and that the representations, warranties and agreements it makes herein will be relied by the Company in order to comply with Regulation S.

                  3.25 Employee Confidentiality Agreements. All current employees and consultants of JDA Canada have executed JDA Canada's standard Employee Confidentiality Agreement, a copy of which has been previously provided to Buyer.

         4. Representations and Warranties of Buyer. Except as otherwise set forth in the schedule of exceptions ("Buyer Schedule of Exceptions") attached hereto as EXHIBIT C, Buyer represents and warrants to Sellers at the date hereof as set forth below. No fact or circumstance disclosed to the Sellers shall constitute an exception to these representations and warranties unless such fact or circumstance is fairly disclosed in the Buyer Schedule of Exceptions. In this
Section 4, whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations or enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights and under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law).

                  4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the right, power and authority to carry on its business as now conducted.

                  4.2 SEC Documents. Buyer has furnished the Company and the Shareholders with a correct and complete copy of each report, schedule, and registration statement filed by Buyer with the Securities and Exchange Commission (the "SEC") on or after January 1, 1996 (the "Buyer SEC Documents"), which are all the documents (other than preliminary material) that Buyer was required to file with the SEC on or after January 1, 1996. As of their respective dates or, in the case of registration statements, their effective date none of the Buyer SEC Documents (including all schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Buyer SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated by the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents are complete and correct in all material respects, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except to the extent reflected or reserved against or disclosed in the financial statements of Buyer included in the Buyer SEC Documents, Buyer, as of the date of such financial statements, had no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which should have been reflected or reserved against or disclosed. Buyer has filed all documents and agreements which were required to be filed as exhibits to the Buyer SEC Documents. The Buyer Schedule of Exceptions sets forth a correct and complete list of all documents or agreements, if any, which would be included as exhibits to an Annual Report on Form 10-K and which have not heretofore been filed as an exhibit to any of the Buyer SEC Documents, if Buyer were required to file such Form 10-K for the period ended on the date immediately preceding the date of this Agreement and long-term debt agreements which are not required to be filed pursuant to Item 601(b)(4)(iii)(A) of Regulations S-K promulgated by the SEC. There have been no material changes in Buyer's affairs that are not disclosed in the Buyer SEC Documents.

                  4.3 Power, Authorization and Validity. Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents have been, or will have been prior to the Closing, duly and validly approved and authorized by the Board of Directors of Buyer. No authorization or approval, governmental or otherwise, is necessary in order to enable Buyer to enter into and to perform the terms of this Agreement or the other Transaction Documents on its part to be performed. This Agreement is, and the other Transaction Documents when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer enforceable in accordance with their respective terms. Buyer is not subject to or obligated under any charter, article of incorporation, bylaw or contract provision, or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with the execution and carrying out of this Agreement and the transactions contemplated hereunder and under the Transaction Documents.

                  4.4 No Material Adverse Changes. Since June 30, 1996 no material adverse change in the business or prospects of Buyer has occurred.

                  4.5 Buyer Common Stock. The Buyer Common Stock, when issued to the Sellers at Closing in compliance with the provisions of this Acquisition Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be free of any liens, encumbrances or restrictions on transfer, other than as set forth in or contemplated by this Acquisition Agreement, or the exhibits attached hereto.

         5. Buyer's Conditions to Closing.

                  Buyer's obligations under this Agreement are subject to the fulfillment or waiver on or before the Closing of the following conditions:

                  5.1 Representations and Warranties Correct. The representations and warranties made by the Sellers in Section hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing date with the same force and effect as if they had been made on and as of said date.

                  5.2 Board Approval. Buyer's Board of Directors shall have approved this Agreement and the Transaction Documents.

                  5.3 Covenants Not To Compete. Douglas Marlin shall execute a Consulting Agreement, in substantially the form attached hereto as EXHIBIT D, with Buyer or JDA Canada.

                  5.4 Closing. The Closing shall have occurred on or before August 15, 1996.

                  5.5 Dividends and Bonuses. During the period beginning November 30, 1995 and ending on the Closing, JDA Canada shall not have (a) declared or distributed any cash dividends to the holders of JDA Canada Stock or
(b) paid bonuses to its employees in excess of what was reflected as accrued in the JDA Canada Reviewed Financials.

                  5.6 Opinion. Buyer shall have received an opinion from Bennett Jones Verchere, counsel for the Sellers, satisfactory to Buyer, as to matters customary in an acquisition transaction.

                  5.7 Canadian Law. Buyer shall have received all required approvals for the Acquisition under the Investment Canada Act and any other applicable Canadian rules and regulations.

                  5.8 Due Diligence. Buyer's representatives shall have completed a "due diligence" investigation, the results of which being satisfactory to Buyer in Buyer's sole discretion.

                  5.9 Securities Laws. All the transactions contemplated under this Agreement and the Transaction Documents shall comply with applicable U.S. and Canadian securities laws.

                  5.10 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by JDA Canada and/or the Sellers on or prior to the Closing Date shall have been performed or complied with in all material respects.

                  5.11 Access to Information. Until the Closing, the Sellers shall, so far as they are able as shareholders and, if relevant, directors of JDA Canada, procure that JDA Canada allows Buyer and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, the Sellers shall, so far as they are able as shareholders and, if relevant, directors of JDA Canada, ensure that JDA Canada causes its accountants to cooperate with Buyer and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants subject to the agreement between such accountants of the basis upon which such access will be given.

         6. Sellers' Conditions to Closing.

                  Sellers' obligations under this Agreement are subject to the fulfillment or waiver as of the Closing of the following conditions:

                  6.1 Representations and Warranties Correct. The representations and warranties made by Buyer in Section hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing date with the same force and effect as if they had been made on and as of said date.

                  6.2 Closing. The Closing shall have occurred on or before August 15, 1996.

                  6.3 Securities Laws. All of the transactions contemplated under this Agreement and the Transaction Documents shall comply with applicable U.S. and Canadian securities laws.

                  6.4 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects.

         7. Mutual Covenants.

                  7.1 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain Confidential Information relating to another party to this Agreement. The party receiving such Confidential Information (the "Receiving Party") shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Confidential Information of the party disclosing such Confidential Information (the "Disclosing Party") received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement between the parties hereto. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of the

Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

                  These obligations shall not apply to the extent that Confidential Information includes information which:

                           (a) is already known to the Receiving Party at the
time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

                           (b) is, or, through no act or failure to act of the
Receiving Party, becomes publicly known;

                           (c) is received by the Receiving Party from a third
party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentially obligation by making such disclosure);

                           (d) is independently developed by the Receiving Party
without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

                           (e) is approved for release by written authorization
of the Disclosing Party; or

                           (f) is required to be disclosed by a government
agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

                  7.2 No Public Announcement. The parties shall make no further public announcement concerning this Agreement or the transactions contemplated hereby, their discussions or any other memos, letters or agreements between the parties relating to the Acquisition until such time as they agree as to the contents of a press release in an agreed form. A party, but only after reasonable consultation with the other, may make disclosure if required or, in the reasonable judgment of such party or its counsel, advisable under applicable laws or regulations.

                  7.3 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party at that other party's cost to give effect to the transactions described herein and contemplated hereby.

         8. Agreement to Indemnify.

                  8.1 Sellers' Indemnity. For a period ending twelve (12) months after the Closing, each of the Sellers will jointly and severally indemnify and hold harmless Buyer against, and reimburse Buyer on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by Buyer because of any misrepresentation or breach of any representation, warranty, agreement, obligation or covenant on the part of JDA Canada or any of the Sellers under this Agreement (collectively, the "Buyer Damages"). "Buyer Damages" as used herein is not limited to matters asserted by third parties, but includes damages incurred or sustained by Buyer in the absence of claims by a third party. Sellers' obligations hereunder shall include any Buyer Damages incurred or potentially arising for which the notice described in Section 8.2(a) hereof is sent by Buyer within the aforementioned twelve (12) month period. Notwithstanding the foregoing, the liability of each Seller other than the Marlin Group for Buyer Damages shall be limited to such Seller's proportionate share of such Buyer Damages and shall, in any event, not exceed the fair market value as of the Closing Date of such Seller's proportionate share of the Acquisition Consideration, with the exception of the Marlin Group, each of whom shall be liable for one hundred percent (100%) of such Buyer Damages in an amount which shall, in any event, not exceed the fair market value as of the Closing Date of the Acquisition Consideration. Notwithstanding the Marlin Group's direct liability to Buyer for 100% of Buyer Damages as set forth above, the Marlin Group shall be entitled to claim over or seek indemnification from the other Sellers to the extent of their proportionate share of Buyer Damages. Solely as it relates to such claims between Sellers, Buyer Damages caused by a misrepresentation or breach of representation, warranty, agreement, obligation or covenant on the part of an individual Seller, such as failure to convey good title to the JDA Canada Stock owned by such Seller to Buyer, shall be the sole responsibility of such Seller.

                  8.2 Procedures Regarding Indemnity Party Claims. The procedures to be followed by Buyer and Sellers with respect to indemnification claims shall be as follows:

                           (a) Notices. Whenever any claim shall arise or any
proceeding shall be instituted by Buyer pursuant to this Section , (the "Indemnified Party") shall promptly notify the person(s) against whom such indemnity may be sought (the "Indemnifying Party") in writing and, when known, the facts constituting the basis for such claim or proceeding and the amount or an estimate of the amount of the indemnified liability arising therefrom, if known. In addition, each party hereto hereby agrees to provide to the other party written notification and copies of communication from third parties received or made by such parties relating to any matter subject to any indemnification hereunder. The failure by an Indemnified Party to timely furnish to the Indemnifying Party any notice or copy required to be furnished under this
Section 8.2(a) shall not relieve the Indemnifying Party from any responsibility for the matters relating to such notice or copy, unless such failure materially adversely prejudices the ability of the Indemnifying Party to defend such matter.

                           (b) Defense of Claims. In connection with any claim
giving rise to indemnity hereunder arising out of any claim or legal proceeding by any person who is not an Indemnified Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, elect to assume the defense of any such claim or legal proceeding. If the Indemnifying Party has so elected to assume the defense of any such claim or legal proceeding, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party has elected to assume the defense of any claim or legal proceeding as provided herein, the Indemnified Party shall not be entitled to indemnification as to fees and expenses of any counsel retained by the Indemnified Party after the time at which the Indemnifying Party has so elected unless the Indemnifying Party consents thereto in writing.

                           (c) Settlement or Compromise of Indemnified
Liability. The Indemnified Party shall not settle or compromise any indemnified liability without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. In the event that the Indemnifying Party shall so assume such defense, it shall not compromise or settle any such claim, action, or suit unless:

                                    (1) the Indemnified Party gives its prior
written consent, which shall not be unreasonably withheld; or

                                    (2) (A) the terms of the compromise or
settlement of such claim, action, or suit provide that the Indemnified Party shall have no responsibility for the discharge of the settlement amount and impose no other obligations or duties on the Indemnified Party, (B) the compromise or settlement discharges all rights against the Indemnified Party with respect to such claim, action, or suit, and (C) in the event of a settlement or compromise pursuant to an agreed judgment, the Indemnified Party has not, within twenty (20) days after having received notice of the proposed compromise or settlement from the Indemnifying Party, given the Indemnifying Party notice that it reasonably believes the settlement or compromise will jeopardize its ability to prevail on issues similar to the issues that are the subject of such claim, action, or suit.

                  8.3 Limitation on Claims. Notwithstanding any other provision of this Section , the Buyer shall not be entitled to make a claim under this Section until the aggregate of all Buyer Damages incurred by Buyer exceeds Fifty Thousand Dollars ($50,000) (Cdn). However, if and when the aggregate of all Buyer Damages incurred by Buyer exceeds Fifty Thousand Dollars ($50,000) (Cdn), the Indemnifying Party shall be required to pay all Buyer Damages to the extent of the limits contained in this Section , including the first Fifty Thousand Dollars ($50,000) (Cdn) thereof. Notwithstanding the other provisions of this
Section 8.3, the parties agree that nothing herein limits any potential remedies and liabilities of Buyer arising under applicable state and federal laws with respect to any fraudulent act committed by any Seller or any option holder, director, officer, employee or agent of JDA Canada.

                  8.4 Closing Holdback. Buyer shall have the right, subject to the limitations set forth in this Section 8 to set-off against the Closing Holdback, the entire amount of any Buyer Damages for which the Buyer determines in good faith that the Buyer is entitled to indemnification from Sellers under this Section 8. The right to set-off described in this Section shall be exercised as follows:

                           (a) Buyer shall deliver written notice to the Sellers
of each claim for indemnification for which the Buyer desires to exercise its right to set-off.

                           (b) Sellers shall then have fifteen (15) days (which
period may be extended by mutual consent in writing) following receipt of such notice in which to accept or dispute each such claim, in whole or in part. To the extent that any such claim is not disputed in writing by Sellers within such fifteen (15) day period, such claim shall be deemed to have been accepted by Sellers, and Buyer shall be entitled to set-off the entire amount of such claim against the Closing Holdback.

                           (c) In the event that Sellers shall dispute any claim
of Buyer, in whole or in part (hereafter a "Contested Claim"), the Escrow Agent shall be instructed to hold such amount in escrow until the Contested Claim has been resolved by agreement of the parties or until otherwise ordered by a court of competent jurisdiction in the manner contemplated by this Agreement. Upon resolution of the Contested Claim, the Escrow Agent shall be instructed to promptly disburse the amount of the Contested Claim to the party entitled thereto (as determined by agreement of the parties or by order of Court) upon receipt of joint, written instructions from Buyer and Sellers to that effect or upon presentation of a certified copy of an order of a court of competent jurisdiction by either party.

                  8.5 Limitation of Remedies. With the exception of any Buyer Damages incurred as a result of the breach or alleged breach of Sections 3.2 (Capitalization), 3.3 (Power, Authority and Validity), 3.4 (Financial Statements), 3.5 (Tax Matters), 3.6 (Absence of Certain Changes or Events), 3.8 (Patents, Trademarks, etc.), 3.18 (Litigation), and 3.21 (Compliance with Environmental Requirements), Buyer's exclusive remedy relating to Buyer Damages shall be the rights set forth in this Section 8.4 (Holdback). In no event shall Sellers' aggregate liability under this Agreement exceed the fair market value of the Acquisition Consideration as of the Closing Date. Buyer hereby agrees that it shall not have an independent right to commence legal action against Sellers with respect to any misrepresentation or breach of representation, warranty, agreement, obligation or covenant on the part of JDA Canada or any of the Sellers under this Agreement and that any such claims, if made, shall be made pursuant to and in accordance with the terms and conditions and subject to the limitations and restrictions contained in this Section 8.

         9. Covenant of Sellers. Each Seller covenants and agrees that in the event any of the shares of Buyer Common Stock acquired hereunder is transferred or sold by a Seller, such transfer or sale will be conducted either: (a) on the Nasdaq National Market System, or through such other securities exchange upon which the common stock of Buyer may be listed and traded; or (b) in compliance with all applicable securities laws or regulations, or orders of any securities regulators or commissions, whether federal, state or provincial.

         10. Miscellaneous.

                  10.1 Governing Law.

                           (a) This Agreement shall be governed by and construed
in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                           (b) The courts of the State of Arizona have exclusive
jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "Proceedings" and "Disputes") and, for these purposes, the Buyer irrevocably submits for the benefit of the Sellers, and the Sellers irrevocably submit for the benefit of the Buyer, to the jurisdiction of the courts of the State of Arizona.

                           (c) The Buyer and the Sellers irrevocably waive any
objection which they might at any time have to the courts of the State of Arizona being nominated as the forum to hear and decide any proceedings and to settle disputes relating to this Agreement or the Transaction Documents, and agree not to claim that the courts of the State of Arizona are not a convenient or appropriate forum.

                  10.2 Legend. Each certificate or instrument representing the Buyer Common Stock may be endorsed with a legend (the "Legend") in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 901 OF REGULATION S OF THE ACT, AT ANY TIME PRIOR TO FORTY (40) DAYS AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (II) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT. THIS LEGEND SHALL BECOME VOID AFTER FORTY DAYS FOLLOWING THE ISSUANCE OF THIS CERTIFICATE."

                  Following the expiration of the Restricted Period, Buyer covenants and agrees to take all action, as may be reasonably requested by the Sellers, reasonably necessary to effectuate the removal of the Legend from the shares of Buyer Common Stock.

                  10.3 Binding upon Successors. Subject to, and unless otherwise provided in, this Agreement each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and inure to the benefit of, the successors, executors and heirs of the parties. Except as contemplated herein, none of the parties may assign the benefit of any of its rights under this Agreement to any other person.

                  10.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  10.5 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                  10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

                  10.7 Expenses. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred in connection with the Acquisition, including all legal and accounting fees and expenses, with respect to the negotiation, execution and delivery of this Agreement, the Transaction Documents and the exhibits hereto and thereto whether or not the Acquisition is consummated. In the event the Acquisition is consummated, legal, accounting and other fees incurred by JDA Canada and/or its Shareholders in connection with the Acquisition shall be deemed to be expenses of JDA Canada, shall be borne by JDA Canada and shall become obligations of Buyer, subject to a cap on such fees of Fifty Thousand Dollars $50,000 (CDN). Notwithstanding the foregoing, such expenses and fees shall be borne by the JDA Canada Shareholders in the event the Acquisition is not consummated.

                  10.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  10.9 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the Closing for a period of one (1) year; provided, however, that the representations and warranties regarding environmental hazards and taxes will survive for three (3) years following the Closing.

                  10.10 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                  10.11 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or (e) at such other place of which the other party has been notified in accordance with the provisions of this
Section 10.11.

         To:                                 Douglas Marlin
                                             Box 40, Site 21, S.S.1
                                             Calgary, Alberta T2M 4N3

         With copy to:                       Bennett Jones Verchere
                                             4500 Bankers Hall East
                                             855 2nd Street
                                             Calgary, Alberta T2P 4K7
                                             Attention: Martin A. Lambert, Esq.

         Buyer:                              JDA Software Group, Inc.
                                             11811 North Tatum Blvd., Suite 2000
                                             Phoenix, AZ 85028
                                             Attention: Thomas M. Proud and
                                                        James D. Armstrong

         With copy to:                       Gray Cary Ware & Freidenrich
                                             4365 Executive Drive, Suite 1600
                                             San Diego, CA 92121
                                             Attention: Paul E. Hurdlow, Esq.

Such notice will be treated as having been received upon actual receipt.

                  10.12 Time. Time is of the essence of this Agreement.

                  10.13 Construction of Agreement. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. This Agreement has been reviewed and negotiated by the parties and their respective counsel, and the parties desire that this Agreement be interpreted without reference to any principle of construction based upon conclusions regarding responsibility for drafting.

                  10.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.14.

                  10.15 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                  10.16 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                        JDA SOFTWARE GROUP, INC.


                                        By:        /s/ James D. Armstrong
                                             -----------------------------------

                                                     James D. Armstrong
                                             -----------------------------------
                                                        (Print Name)

                                        Its:       Chief Executive Officer
                                             -----------------------------------


                                        JDA CANADA SHAREHOLDERS



                                                 /s/ Douglas G. Marlin
                                        ----------------------------------------
                                                   Douglas G. Marlin


                                                    /s/ John Leduc
                                        ----------------------------------------
                                                      John Leduc


                                                /s/ Donald W. Thompson
                                        ----------------------------------------
                                                  Donald W. Thompson


                                                  /s/ Laurie Bullock
                                        ----------------------------------------
                                                    Laurie Bullock


                                                     /s/ Yuey Low
                                        ----------------------------------------
                                                       Yuey Low


                                                   /s/ Elaine Marlin
                                        ----------------------------------------
                                                     Elaine Marlin


                                               /s/ Laurie Ellen Thompson
                                        ----------------------------------------
                                                 Laurie Ellen Thompson


                                        Marlin Family Trust:


                                        By:        /s/ Martin A. Lambert
                                             -----------------------------------
                                               Martin A. Lambert, Sole Trustee

                                LIST OF EXHIBITS


EXHIBIT A:  LIST OF SELLERS

EXHIBIT B:  JDA CANADA SCHEDULE OF EXCEPTIONS

EXHIBIT C:  BUYER SCHEDULE OF EXCEPTIONS

EXHIBIT D:  CONSULTING AGREEMENT

EXHIBIT E:  ESCROW AGREEMENT

                                    EXHIBIT A


                                 LIST OF SELLERS

(COL A)          (COL B)          (COL C)    (COL D)     (COL E)     (COL F)    (COL G)

 ITEM             NAME            CLASS A    CLASS B     CLASS C     CLASS A    BUYER
  NO.                             COMMON     COMMON      COMMON     PREFERRED   COMMON
                                  SHARES     SHARES    NON-VOTING    SHARES     STOCK
                                                         SHARES
  1.      Douglas G. Marlin         130         1          --        141,100    58,024

  2.      John Leduc                 30        --          --          5,100     3,886

  3.      Donald W. Thompson
                                     55        --           1         17,850    10,067

  4.      Laurie Bullock             10        --          --          1,700     1,295

  5.      Yuey Low                   25        --          --          4,250     3,238

  6.      Elaine Marlin             300        --          --             --    21,209

  7.      Laurie Ellen Thompson      50        --          --             --     3,535

  8.      Marlin Family Trust       400        --          --             --    28,279



                                      30